Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

TW - Preliminary 2010 Towers Watson & Co. December Period-end Financial Results Conference Call

Event Date/Time: Jan. 25. 2010 / 9:00AM ET

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CORPORATE PARTICIPANTS

Mary Malone

Towers Watson & Co. - IR

John Haley

Towers Watson & Co. - CEO

Mark Mactas

Towers Watson & Co. - President & COO

Roger Millay

Towers Watson & Co. - CFO

Bob Hogan

Towers Watson & Co. - Former CFO, Towers Perrin and Co-leader, Integration Activites

CONFERENCE CALL PARTICIPANTS

Tim McHugh

William Blair - Analyst

Paul Ginocchio

Deutsche Bank - Analyst

Tobey Sommer

SunTrust Robinson Humphrey - Analyst

Ashwin Shirvaikar

Citi - Analyst

Shlomo Rosenbaum

Stifel Nicolaus - Analyst

Mark Marcon

Robert W. Baird - Analyst

Meg O’Connor

UBS - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Towers Watson & Co. analyst call. My name is Eric. I will be your audio coordinator for today. At this time, all participants are on a listen-only mode. We will facilitate a question-and-answer session at the end of the presentation. (Operator Instructions). As a reminder, the conference is being recorded for replay purposes. I would now like to turn your presentation over to Ms. Mary Malone, Director of Investor Relations.

Mary Malone - Towers Watson & Co. - IR

Good morning. This is Mary Malone, Director of Investor Relations at Towers Watson. Welcome to our conference call to discuss forward-looking guidance for Towers Watson and preliminary financial results through December for the legacy Watson Wyatt and Towers Perrin companies.

On today’s call, we have John Haley, Towers Watson’s Chief Executive Officer; Mark Mactas, President and Chief Operating Officer; Roger Millay, Chief Financial Officer; and Bob Hogan, the former CFO of Towers Perrin and co-leader of the Towers Watson integration activities.

Please refer to our Investor Relations website for some slides that are complementary to today’s call. Those slides include certain reconciliation information required by SEC Regulation G. This call is being recorded and will be available for replay via telephone for the next week by dialing 617-801-6888, confirmation number 73821377. The replay will also be available for the next three months on our website.

This conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements among others regarding expected financial and operating performance. Any statements made during this call that are not statements of historical fact may be deemed to be forward-looking statements.

You are cautioned that these statements may be affected by the important factors set forth in our filings with the Securities and Exchange Commission and in the slides related to this call that appear on our Investor Relations website.

Our actual results and operations may differ materially from the guidance contained in these forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statement whether as a result of new information, future events, or otherwise, except as provided by federal securities laws.

After our prepared remarks, we will open the conference call for your questions. Now I will turn the call over to John Haley.

John Haley - Towers Watson & Co. - CEO

Thank you, Mary. Good morning and thank you for joining us on our first Towers Watson call. As you know, Towers Perrin and Watson Wyatt have come together as Towers Watson. Towers Watson was created from the decades of experience, innovation, and clients first philosophy that were the hallmark of both legacy firms.

Towers Watson brings a broader portfolio of services to all of our clients. The management of costs, risks, and people has become more challenging for our clients and the world is growing more complex every day. We are uniquely positioned to help our clients take the right actions to drive business results.

Towers Watson is about more than just two firms coming together. Our vision is to be the undisputed leader in our businesses globally. We are really excited by the energy and enthusiasm of our associates and are confident that we are building from a solid foundation. The future is really bright for all of us.

Now we’ll look back at the preliminary legacy Watson Wyatt results for the quarter ended December 31, 2009. I know this is important reference material for you. While we have not yet completed our normal quarter-end processes, we have a good sense of the range of our final results. I’m pleased to say that we expect Watson Wyatt to finish strong and ahead of our internal expectations.

For the quarter, we expect Watson Wyatt revenues to be $433 million. Compared to the prior year quarter, this would be a 3% decrease on a constant currency basis and 1% on a reported basis. We expect Watson Wyatt’s adjusted diluted earnings per share will be several cents above the high end of our guidance. Adjusted diluted earnings per share exclude approximately $17 million of transaction and integration costs. A little more than half of those costs are investment banker fees and the remainder is split among marketing and branding costs, third-party integration planning expenses, and professional services fees for legal and accounting work.

On a GAAP basis, Watson Wyatt is expected to have a higher-than-usual income tax rate for the quarter due to a several million dollar write-off of deferred tax assets that was triggered by the merger. As a result of these items, the legacy Watson Wyatt diluted earnings per share reported on a GAAP basis will be substantially lower than the adjusted diluted earnings per share.

Based on our preliminary results, all of the legacy Watson Wyatt segments achieved revenues that were within or greater than our guidance and all of the legacy Watson Wyatt segments were profitable. We’ll do a quick review of them.

Benefits revenues declined 2% on a constant currency basis. This was largely due to the tough prior-year comparable. You will recall that Watson Wyatt had 7% constant currency growth in the December ‘08 quarter. In the December ‘08 quarter, we had a lot of project work as we assisted our clients with funding issues that arose from declines in the capital markets. Benefits had 29% margin for the quarter, down slightly from 30% in the prior year quarter, but consistent with our expectations for the quarter.

Technology and administration solutions revenues increased 4% on a constant currency basis, largely due to an increase in client activity in the UK. The technology and administration solutions segment had a 33% margin for the quarter, a nice increase from 28% last year.

Human capital group revenues declined 18% on a constant currency basis. The rate of decline continues to slow and we are pleased with the profitability in this segment. The human capital group had a 19% margin for the quarter, down slightly from 20% in the prior year.

Insurance and Financial Services revenues declined 31% on a constant currency basis. This was due to the tough prior-year comparable when we had one very large project and 28% constant currency revenue growth. The level of project activity is down significantly from last year. This segment had a 1% margin, down significantly from 29% last year.

Investment Consulting revenues increased 19% on a constant currency basis. This segment had a relatively easy prior-year comparable as it had 5% revenue growth in the prior-year quarter.  Revenues generally increased across all services with the most significant increase coming from implemented consulting and the related performance fees. We continue to be optimistic about the longer-term growth prospects for Investment Consulting. Investment Consulting had a 33% margin, a significant increase from 22% in the prior year.

Excluding transaction and integration costs, we expect that legacy Watson Wyatt will have an operating margin slightly above the 13% margin in the prior year. This demonstrates our continued strong financial disciplines and sound execution over the past year.

I am pleased to say that we will carry those same financial disciplines and sound business fundamentals into Towers Watson. As we’ve previously discussed, Towers Watson will operate in three segments. Now I will walk you through the Towers Watson segments and reference how the legacy Watson Wyatt segments fit into the new segments. Then Mark will discuss the legacy Towers Perrin results in the context of the new segments. We’ve also included slides on our website that show how the legacy firm businesses fit into the three Towers Watson segments.

The Benefits segment will be about 59% of Towers Watson’s revenues. In Benefits, we help clients gain a competitive edge while meeting the needs of their employees. We work with clients to provide an enterprisewide strategy for managing benefits and to develop programs that help attract and retain top talent in a cost-effective manner. The legacy Watson Wyatt Benefits and Technology and Administration Solutions segments will be part of the Towers Watson Benefits segment.

The Risk and Financial Services segment will be approximately 23% of Towers Watson’s revenues. In Risk and Financial Services, we help clients improve business performance by effectively integrating risk management with their overall financial management framework. The legacy Watson Wyatt Insurance and Financial Services and Investment Consulting segments will be part of the Towers Watson Risk and Financial Services segment. Reinsurance brokerage from legacy Towers Perrin will also be part of this segment.

The Talent and Rewards segment will be around 16% of Towers Watson’s revenues. In Talent and Rewards, we focus on the talent and workforce issues that drive sustained productivity improvement and are most important for our clients’ overall business performance. We provide advice in the areas of executive compensation, employee rewards, talent management, communication, and change management. We conduct employee surveys, provide benchmarking data, and implement HR technology solutions. The legacy Watson Wyatt Human Capital Group and Communications practice will be part of the Towers Watson Talent and Rewards segment.

We would also like to invite you to an Analyst Day on February 25 where you will have an opportunity to meet the Towers Watson segment leaders. And now I will turn the call over to Mark Mactas.

Mark Mactas - Towers Watson & Co. - President & COO

Thank you, John. Towers Perrin also had a strong finish to calendar 2009. Since December is the fiscal year-end for Towers Perrin, our audit is still in process, but we expect the preliminary revenue results we are sharing today to be materially the same as the audited revenue numbers.

Towers Perrin’s revenues for the six months ended December 31, 2009 are expected to be $798 million, down 4% on a constant currency basis. Conditions are improving as revenues are flat on a constant currency basis in the December quarter over the December 2008 quarter and we expect to show a 4% increase on a reported basis in legacy Towers Perrin revenues for the December quarter.

For the six months ended December 31, the legacy Towers Perrin portion of the Benefits segment expects to have 6% constant currency revenue growth. Constant currency revenue growth was 2% in the September quarter and is expected to be 10% in the December quarter. Towers Perrin had constant currency revenue growth in both its Retirement and Health and Group Benefits businesses. Health and Group Benefits is smaller than Retirement, but has a higher revenue growth rate.

For the six months ended December 31, the legacy Towers Perrin portion of the Risk and Financial Services segment expects to have an 8% decline in constant currency revenues. The constant currency revenue decline was 12% in the September quarter and is expected to improve to a 4% decline in the December quarter.

In both quarters, a decline in the Risk Consulting and Software business was offset in part by an increase in the Reinsurance Brokerage business. The overall decline reflects the project-based nature of a portion of the Risk Consulting and Software business.

In Talent and Awards, the legacy Towers Perrin business also saw improving trends during the December quarter. For the six months ended December 31, we expect a 12% decline in revenues on a constant currency basis in the legacy Towers Perrin Talent and Rewards segment. The constant currency revenue decline was 17% in the September quarter and is expected to improve to a 7% decline in the December quarter.

Towers Watson has three lines of business within this segment — executive compensation, workforce strategy and solutions, and workforce insights, data, and technology. Revenues declined in all three businesses. Again, the revenue declines reflect the current project-based nature of these businesses.

Generally, the legacy Towers Perrin business experienced the same trends as the legacy Watson Wyatt business. The project-based businesses experienced revenue declines in the first half of fiscal 2010. We would expect more variability within the project-based businesses, and that includes upside in good economic conditions and declines in tough economic conditions.

We are really excited about the combined portfolio of businesses in Towers Watson. Towers Perrin brings a strong healthcare and group benefits consulting practice with good future prospects, reinsurance brokerage with a high degree of recurring revenues, and employee research capabilities. These are nice compliments to the good growth in the legacy Watson Wyatt Investment Consulting practice and the recurring revenues in technology and administration solutions.

We haven’t discussed the profitability of the legacy Towers Perrin segments because, as you know, Towers Perrin had a private ownership structure prior to the merger. The historical Towers Perrin profitability really isn’t relevant to our going-forward profitability expectations of Towers Watson. But I would like to reiterate what John said. Towers Watson will operate with strong business fundamentals and sound financial disciplines. We have the integration plans in place to achieve an EBITDA margin of 17% plus within three years.

Our first month of operations got off to a great start. Hopefully, you’ve visited our new website. The smooth and successful day-one launch is really a tribute to the tremendous efforts of our associates globally. Our effective integration planning was evident on day one and will serve us well in the months ahead.

Towers Watson builds on the shared values of the legacy firms — integrity, professional excellence, and collaboration, with strong a clients-first orientation. We’re excited about the breadth and depth of capabilities we can bring to our clients and about the opportunities available to our associates. And as business conditions improve for our clients, we are well-positioned to effectively serve them. Now I’ll turn the call over to Roger.

Roger Millay - Towers Watson & Co. - CFO

Thanks, Mark, and good morning to everyone. I’m going to review our guidance for Towers Watson for the second half of fiscal 2010. Internally, we are evaluating our results on a comparable basis for all periods. That excludes transaction and integration costs, as well as stock-based compensation costs and the amortization of acquisition intangibles.

Consistent with that approach, the adjusted EPS that I discuss today excludes transaction expenses, integration costs, stock-based compensation costs arising from the merger, and amortization of purchase accounting intangibles. Our results will also be impacted by changes in foreign currency exchange rates.

Our forecast for the remainder of fiscal 2010 generally assumes that market conditions remain as is. For the second half of fiscal 2010, we expect revenues to be in the range of $1.52 billion to $1.62 billion and they will be roughly flat on a constant currency basis.

We expect adjusted diluted earnings per share for the six-month period to be in the range of $1.55 to $1.65. Our constant currency adjusted diluted earnings per share will be slightly lower. We expect to have an adjusted operating margin of around 13% and an adjusted EBITDA margin of around 16%.

This forward-looking guidance assumes an average exchange rate of $1.65 to the British pound and average exchange rate of $1.40 to the euro. This guidance assumes that the consolidation of PCIC and the related harmonization of accounting policies will not have a material impact on our earnings.

We expect greater volatility in operating earnings due to the movement of professional liability reserves than was previously experienced by Watson Wyatt. However, both companies have strong risk management disciplines and similar experience histories, so the relative impact over time should be similar to that experienced by Watson Wyatt.

This guidance excludes transaction expenses, integration costs, stock-based compensation arising from the merger, and purchase accounting amortization. It is challenging to forecast one-time nonrecurring costs. Based on integration activities currently in place, the total excluded costs could be around $100 million to $130 million in the second half of fiscal 2010. Other items may arise as our activities develop. We will refine these numbers for you as time goes on.

This guidance assumes an income tax rate of 40% for adjusted EPS in the second half of fiscal 2010. As previously noted, we’ve expected a higher tax rate on adjusted pretax income for Towers Watson and the legacy Watson Wyatt premerger tax rate due to the need to restructure the Company’s legal entity structure to take advantage of certain tax benefits related to foreign operations.

We have executed some of the actions necessary to drive the tax rate lower and could see the benefit of those actions this year. The GAAP tax rate will be higher due to the impact of certain non-deductible expenses related to the merger. We also assume diluted shares outstanding of 76.5 million in the second half of fiscal 2010.

Now I will walk through the revenue guidance for each of the segments. Please note that the slides on our website show both reported and constant currency revenue guidance. Constant currency is the better measure of underlying business performance. I will focus my remarks on the constant currency guidance. Let’s start with Benefits.

On a constant currency basis, we expect flat to very modest revenue growth in Benefits. Our guidance range goes from a 1% decline to 3% growth on a constant currency basis. This guidance reflects the relatively stable and predictable revenues in this segment and the slower growth in Retirement Consulting that comes further along in an economic downturn. We expect this to be our most profitable segment.

In Risk and Financial Services, we expect a slight decline in revenues on a constant currency basis. A modest decline in Risk Consulting and Software is offset in part by a decrease — by an increase in Investment Consulting. The reinsurance brokerage business is expected to be flat as an increase in commissions is offset by a decline in investment income. The decline in Risk, Consulting and Software reflects the variability of project activity. As the financial position of our clients continues to improve, we expect project activity will increase.

Talents and Rewards, we have a wide range due to the project-based nature of this segment. We expect revenues will be within the range of a 6% decline to 4% growth on a constant currency basis. We are expecting challenging conditions to continue as this guidance assumes revenues are lower in the second half of the fiscal year than the first half. The profitability in this segment will also fluctuate with the variability in revenues and we expect a lower margin within the segment due to the challenging conditions. In total, we are projecting roughly flat constant currency revenues in the second half of fiscal 2010.

We expect Towers Watson to be a strong cash flow generator. At closing, we had around $650 million in cash. After funding the Class R retiree elections, bonus payments, integration costs, and our ongoing business needs, we expect to end the fiscal year with net cash of around $300 million.

John Haley - Towers Watson & Co. - CEO

Thanks, Roger. Now we will take your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Tim McHugh, William Blair.

Tim McHugh - William Blair - Analyst

Yes, first wanted to ask about the Talent and Rewards segment. You mentioned your guidance assumes that the revenue in the second half of the fiscal year is lower than the first half. Can you just talk about, other than the world obviously being an uncertain place right now, are there some seasonal factors or business trends that lead you to that or if it’s just being conservative?

John Haley - Towers Watson & Co. - CEO

Okay, thanks. Roger, do you want to take that?

Roger Millay - Towers Watson & Co. - CFO

Yes, I think you hit it really, Tim. For the most part, it’s really seasonality. You may recall that the data services revenues tick up in the first half of the fiscal year. And so if we are in a growth mode, we would hope to have higher revenues in the second half, but again, given the pressures that we see, we are not where we hope, so there’s definitely a seasonal factor there.

Tim McHugh - William Blair - Analyst

Okay. And then staying within that segment, can you touch on the executive compensation and given the recent article and some of the scrutiny there, how has that business been performing? How big is it for you?

John Haley - Towers Watson & Co. - CEO

Mark, do you want handle that?

Mark Mactas - Towers Watson & Co. - President & COO

Sure, there have been articles, as you suggest, and there have been new SEC rules that have come out. And so let me just talk about those briefly. The new rules are not prescriptive about what the executive pay governance environment is and about what our clients can and can’t do with regard to who they appoint to help them. They do require disclosure of new information and we’re working closely with clients that may be subject to these new rules, mainly public companies for which we provide executive compensation consulting to the Board and other services to management to make sure that they understand the rules and how they apply to them.

I think importantly here, it’s relevant to mention that we are seeing clients define pay governance structures and pay structures overall that best meet their needs and the interests of their shareholders as opposed to being driven solely by disclosure requirements.

Clients choose to work with us for a lot of reasons. Our business is strong. We expect the number of clients to review their consulting relationships in the context of the SEC disclosure requirements, but we don’t expect this to have a significant impact on overall Company revenues. We see lots of opportunities to continue working with organizations across various potential pay governance models and I think it’s important to point out that a lot of this discussion that has taken place recently relates to the United States and a significant portion of our client base and work in this area is outside the United States and wouldn’t be impacted by the SEC rules and the overall governance discussions that are taking place here.

Tim McHugh - William Blair - Analyst

Okay, then my last question if I could. The retirement of the professionals that we bought out as part of the merger, can you talk about how many of those it was? I know you upsized the size of that at the end of the day. And then as you’ve kind of gone through and I guess backfilled as those professionals have retired, how has that process been proceeding for you?

John Haley - Towers Watson & Co. - CEO

Bob, would you want to take that on?

Bob Hogan - Towers Watson & Co. - Former CFO, Towers Perrin and Co-leader, Integration Activites

Sure, John. Actually, roughly 120 professionals took that, which was right in line with what we anticipated as were the costs associated with that group. We disclosed in the S-4 $41 million and we are right in line with those costs as well. And the transition is actually going well. We would expect that to go on here during the second half of the fiscal year and a few of them, and it’s still being determined, will likely go on into fiscal ‘11. But we are operating very well going about that transition. We don’t expect to have any problems. It will be smooth.

John Haley - Towers Watson & Co. - CEO

To a large extent, a bunch of that was — we anticipated that we would have transitions there, so a lot of that work got started beforehand.

Tim McHugh - William Blair - Analyst

Okay, then just to be clear, I know you had originally said I thought it was $41 million of cost savings, when it was a $200 million program, then you increased the size of that. Is it still that you would expect $41 million?

Roger Millay - Towers Watson & Co. - CFO

Yes, the costs are in line. What we did was we upsized it from $200 million to $400 million and we are able to take more of the shares that were tendered by that group, but we had the same number of people that we expected. We just bought more shares.

Tim McHugh - William Blair - Analyst

Okay, thank you.

Operator

Paul Ginocchio, Deutsche Bank.

Paul Ginocchio - Deutsche Bank - Analyst

Yes, thanks. Three questions if I could. One, it looks like revenues at least for Watson Wyatt came in above expectations and I think most people would be happy with flat at Towers because it’s a little bit more cyclical. So the revenues I think were exiting calendar ‘09 better than expected. Again the revenue — it seems like you are just being pretty conservative on the first half of ‘10. Is there something there I missing maybe besides the seasonality?

Second, you didn’t make any comments about the $80 million in cost saves. How do you feel about those? Is that still a good number to work with? Finally, can we just talk about — I know it’s still early, but share repurchases as we look out to that first lock-up expiration? Thank you.

John Haley - Towers Watson & Co. - CEO

Okay. Thanks very much, Paul. Roger, maybe I’ll ask you to take the first two and then I will take the last one there.

Roger Millay - Towers Watson & Co. - CFO

Yes, I think just, Paul, in terms of the revenues, I think the gist of the comments there kind of say, on the Benefits side, late this period in a recession, we would expect to be around roughly flat to slight growth and that’s where we are.

And then in really — you look at Risk and you look at Talent and while we see some hopeful signs there and certainly the comparisons versus last year have improved quite a bit, given that they are project-based, it’s just hard to predict how much things will improve here over the next six months. So we think that’s realistic guidance for going forward given what we see today.

On the $80 million of cost savings, we feel good about the acquisition integration or the merger integration activities and we are on track for the $80 million and teams across the Company are working on that. And so we are on track.

Paul Ginocchio - Deutsche Bank - Analyst

Great.

John Haley - Towers Watson & Co. - CEO

Finally, I think I would just say about the — we have the tranches of the shares that will become available in the four different tranches and one of the things we’ve been focused on is that we have to make sure that we handle those on a smooth basis. We have had some experience with doing that when Watson Wyatt did its IPO and we had some tranches that had to bring on smoothly and we had a similar experience deal with the partners. And we are totally focused on making sure that we handle that successfully this time.

Paul Ginocchio - Deutsche Bank - Analyst

Thank you.

Operator

Tobey Sommer, SunTrust Robinson.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Thank you. Wanted to ask you a question in terms of healthcare. How should we think about the potential impact of the ongoing debate of healthcare reform, vis-a-vis the business and what are your customers telling you in terms of their needs?

John Haley - Towers Watson & Co. - CEO

Mark, would you want to take that?

Mark Mactas - Towers Watson & Co. - President & COO

Yes, Tobey, we have strong expectations for how our health and group business will perform over the long run. We have fairly modest growth in our forecast for that business in the second half of fiscal ‘10. That is largely due to the uncertainty around the timing of new legislation or regulations. So we haven’t included any impact from them in our forecast. And generally — and this applies to our businesses more broadly, but certainly to healthcare. Change is generally good for our business because clients need help assessing what the change means for them, but we think at this point many clients are waiting for final legislation to be passed before taking any substantive action.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Could you kind of refresh me on the sequencing? If there is some sort of substantive legislative change, how may that play into the technology in the Administrative Solutions business that was legacy to Watson Wyatt?

John Haley - Towers Watson & Co. - CEO

Do you want me to handle that?

Unidentified Company Representative

Sure, go ahead, John.

John Haley - Towers Watson & Co. - CEO

I would just say that with most of the changes that are contemplated in the healthcare bill, there would probably be some administrative changes to the way private plans are administered. And anytime there’s changes like that, that creates projects and revenue for us as we help our clients cope with them.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Thanks. In terms of the potential increase in GAAP volatility I guess that you cited related to some accounting changes, could you just elaborate a little bit on maybe how we should interpret that? You said harmonizing over a longer stretch of time, but how might that volatility manifest itself in the near term?

John Haley - Towers Watson & Co. - CEO

Roger, do you want to take that?

Roger Millay - Towers Watson & Co. - CFO

Sure. So I guess that refers really to two things principally. One is the fact that we are consolidating PCIC now, but then also that Towers Perrin and Watson Wyatt had different reserving methodologies for professional liability claims. So we need to harmonize really across all three of those elements, but we had — because we didn’t consolidate PCIC before, we now have more exposure from an accounting point of view to the movement of reserves. And it’s really at this point until we decide what the ultimate policies will be and how we are going to utilize PCIC going forward at this point, we really can’t predict that impact. But again as I said over time, given that the experience of the two firms is fairly the same, of the same magnitude, that over time kind of the impact on the P&L relatively should be similar.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Thank you very much.

Operator

Ashwin Shirvaikar, Citi.

Ashwin Shirvaikar - Citi - Analyst

Hi, John; Hi, Roger and welcome, Mark and Bob. My first question is about segment margin targets. If you could comment on what we should expect, not just in the next six months, but also over the next year after that perhaps?

John Haley - Towers Watson & Co. - CEO

Good morning, Ashwin. I will ask Roger to maybe take that.

Roger Millay - Towers Watson & Co. - CFO

I will start with that. So we haven’t set segment margin targets at this point and we’re still working on that and you might imagine with the transition, as Mark really referred to in his remarks, from the historical profitability measures of Towers Perrin into Towers Watson, we need to still sort some things out to set our targets, so we expect Benefits still to be the highest margin segment.

Certainly in Talent, given what we know is going on, there have been challenges there, although an improving market. So we are looking at both the targets and where we are coming out here in our first quarter and we expect to be talking more about those specific goals going forward both for this half, as well as going forward here in the near term. But we don’t have any specifics for you today.

Ashwin Shirvaikar - Citi - Analyst

Okay, and perhaps is it possible to share maybe some balance sheet details or cash flow metrics at this stage?

Roger Millay - Towers Watson & Co. - CFO

We really don’t have anything other than what I said and that’s the $300 million — well, the $650 million of cash that we opened with and the $300 million that we expect at the end of six months.

Ashwin Shirvaikar - Citi - Analyst

Okay, I guess I will just follow up afterwards. Thanks.

Operator

Shlomo Rosenbaum, Stifel Nicolaus.

Shlomo Rosenbaum - Stifel Nicolaus - Analyst

Thank you for taking my questions. I wanted to just start and ask you, can you give us some just basic seasonality trends that we should expect for from the three business units the way they are being reported now on revenue to start with. If you can give it either for first half to second half or even better would be quarterly. I’m not sure how far you guys have gone into it.

John Haley - Towers Watson & Co. - CEO

Good morning, Shlomo. I will ask Roger to deal with the seasonality.

Roger Millay - Towers Watson & Co. - CFO

Yes, to be honest, I might be assisted by Bob and Mark too in what they’ve seen in Towers. I think from what we see at this point, there are some, I will call it, maybe subtle differences between quarter-to-quarter behavior of the practices that we are putting together. I think probably in general, given that we provide similar services, kind of the broad seasons that will be up and down, so generally in data services that we’ve talked about with Watson Wyatt, that will generally be the same I think.

In terms of the retirement practice that drives a lot of the business and providing — given that most companies are 12/31 year-end and providing compliance support activities in the first quarter of — or the third quarter of the fiscal year, that would be similar.

So I don’t have anything really that can give you much more specifics now other than the businesses I think will broadly follow similar trends, although I think you may see influences shift a little bit. Again, I don’t know if — again, Bob or Mark, if you have any observations specific to what you’ve seen in Towers Perrin.

Bob Hogan - Towers Watson & Co. - Former CFO, Towers Perrin and Co-leader, Integration Activites

Yes. It’s Bob, Shlomo. Just in terms of the Benefits segment, I think what you will find there is it will have relatively smooth growth and you can see a little bit of it on the quarterly histories on the slide on the website. Typically the September quarter is higher for health and group benefits, and then the December and March quarters tend to be higher for the retirement businesses. So I think you’re going to end up, when you put all that together, getting a fairly smooth pattern in those businesses.

For Risk and Financial Services, in the legacy Towers Perrin side of the business, we generally tended to see that brokerage was up in the first half of the calendar year, so in the March and June quarters, would typically be stronger. And that would also go to the same degree, but perhaps a little bit less, for the Risk, Consulting and Software businesses there.

Talent and Rewards tended — if there was some seasonality there, it tended to be in the back half of the calendar year is when you saw that pick up. So for the quarters ending in September and December, it was — you would see some increase in seasonality in those businesses.

Shlomo Rosenbaum - Stifel Nicolaus - Analyst

Thank you, that’s helpful. Is there any way I should think about in terms of the costs in the same way or it’s just basically to think about it as the revenue over kind of a fixed cost basis?

Roger Millay - Towers Watson & Co. - CFO

Yes, the cost base is pretty fixed from a proportionate basis.

Shlomo Rosenbaum - Stifel Nicolaus - Analyst

Okay, and is there anything — after a month of working together, is — would you say that, just going back to the $80 million in cost savings, would you say you are kind of the same as where you were before, increasingly optimistic? How would you characterize that?

John Haley - Towers Watson & Co. - CEO

Well, I think we feel — we felt when we set the $80 million of cost number originally, we felt that that was a realistic and achievable number. And I think we still feel the same way about it. We feel it’s realistic and achievable. Now remember, some of this is staggered. It doesn’t occur all at once or anything like that, but we are right on target for where we thought we should be.

Shlomo Rosenbaum - Stifel Nicolaus - Analyst

Okay, great. I’ll follow up after the call for other questions.

Operator

Mark Marcon, RW Baird.

Mark Marcon - Robert W. Baird - Analyst

Good morning, everybody. Just wondering if you could talk with regards to the comp program between the two organizations. Should we expect that the comp program is going to look like the old Watson Wyatt comp program?

John Haley - Towers Watson & Co. - CEO

So let me make maybe three points about that. Well, I guess a first overarching one is we haven’t really — we’re working on bringing our comp programs, both our comp and benefit programs together and we have — that’s one of the integration workstreams that we have right now. We haven’t completed that and we don’t have the details done. But having said that, I think we can maybe make three comments.

First of all, the Towers Watson compensation programs will be paid for performance programs. Second, there’s going to be a sizable portion of the compensation that is discretionary. Then third, although we haven’t finalized the details, you could probably reasonably assume that the percentage of operating expenses that will be for comp and benefits will be similar to legacy Watson Wyatt.

Mark Marcon - Robert W. Baird - Analyst

Great. And in terms of the balance sheets data that you gave, the $300 million, is that after the stub bonuses get paid out between January 1 and March 31?

Roger Millay - Towers Watson & Co. - CFO

Yes, it is.

Mark Marcon - Robert W. Baird - Analyst

Great. And then the executive comp portion of Talent and Rewards, how much was that exactly?

John Haley - Towers Watson & Co. - CEO

I don’t think we gave an answer to that and one of the reasons we didn’t — we don’t know the exact size because neither company segregated the exec comp from the other compensation work. I mean I think if you were thinking is it in the order of magnitude of 5% of total revenues, you probably wouldn’t be far off.

Mark Marcon - Robert W. Baird - Analyst

Okay, and then how about healthcare consulting? How big would that be as a percentage of total rev?

John Haley - Towers Watson & Co. - CEO

Mark, you probably have that number right at your fingertips.

Mark Mactas - Towers Watson & Co. - President & COO

Yes, healthcare I think probably about a similar amount, about 5% or so plus or minus of the overall firm revenue I think is where I would take it. Does that seem right? No, that’s probably a little bit low.

John Haley - Towers Watson & Co. - CEO

I think that is a little bit lower, closer to 10%.

Mark Marcon - Robert W. Baird - Analyst

Shouldn’t it be closer to 10% or 11%?

Mark Mactas - Towers Watson & Co. - President & COO

Yes, 10% or 11% I think.

Roger Millay - Towers Watson & Co. - CFO

Yes, it is in excess of 10%.

Mark Marcon - Robert W. Baird - Analyst

Okay, and then in terms of once legislation, if and once legislation gets passed, how long would it take, do you think, before the revenue would ramp up there?

John Haley - Towers Watson & Co. - CEO

Mark, why don’t I ask you to take that?

Mark Mactas - Towers Watson & Co. - President & COO

I’m sorry, could you repeat? We were just double-checking this healthcare number and I think that 10% is high. We can go back and correct that.

John Haley - Towers Watson & Co. - CEO

Let Mark answer this question and then I will come back and give you a better number.

Mark Marcon - Robert W. Baird - Analyst

The question is once healthcare — if healthcare legislation gets passed, once that happens, how long do you think it would be before your revenue would ramp any is that being assumed in any of your guidance?

Mark Mactas - Towers Watson & Co. - President & COO

It is not being assumed in the guidance and I would expect as the prospect, and it’s difficult given the activities of the recent months, once the prospect of it becomes firmer and the shape of the legislation becomes more clear, I think clients will start to act on it in terms of getting ready for what the perspective changes to their programs might be. Then I think there’s a fairly long period in which it could positively affect our revenues. Certainly, I would say at least an 18 to 24 months period as clients wrestle with the impact, then they implement whatever changes they will and sort through that, changes to how they will administer those programs. So it could have a fairly nice addition to the opportunities that we have in front of us.

Mark Marcon - Robert W. Baird - Analyst

Great. And then on the tax rate, can you give us the delta between what the actual cash taxes are going to look like relative to the book tax rate and what you think the longer-term book tax rate would look like?

Roger Millay - Towers Watson & Co. - CFO

Yes, we are just not far enough along right now to say anything more specific on taxes other than, as I said, we have completed some of the restructuring activities that we needed. It’s just too early to say. If you think about the changes that have occurred and the impact on taxes around the world, we just need a little bit more time to sort that out, but we are gaining confidence in bringing the rate down.

Mark Marcon - Robert W. Baird - Analyst

Okay, and do you have an update in terms of the timeframe for the accretion from the overall transaction once the merger is — once the savings come through? How should we think about that now that you’ve had some time to go through everything?

John Haley - Towers Watson & Co. - CEO

No further update from last summer when we said that, within three years on a GAAP EPS basis, we expect to be accretive and within two years on an adjusted EPS basis.

Mark Marcon - Robert W. Baird - Analyst

Okay, great. Then just be clear on the balance sheet, the cash that you were giving us, is that net cash net of all debt or is that just a gross cash?

Roger Millay - Towers Watson & Co. - CFO

Well, that is a gross cash number, but we would expect not to have bank debt at that time, but some notes outstanding.

Mark Marcon - Robert W. Baird - Analyst

What would the total of the notes be?

Roger Millay - Towers Watson & Co. - CFO

We have the retiree Class R notes outstanding and that would be the major piece.

Mark Marcon - Robert W. Baird - Analyst

$200 million?

Roger Millay - Towers Watson & Co. - CFO

Yes, yes.

Mark Marcon - Robert W. Baird - Analyst

Okay, so we would basically be looking at net cash of around $100 million?

Roger Millay - Towers Watson & Co. - CFO

I’m sorry, what number did you have?

Mark Marcon - Robert W. Baird - Analyst

$100 million? $300 million minus the $200 million get us to $100 million.

Roger Millay - Towers Watson & Co. - CFO

Yes, I think that’s right. There may be some other notes out there that are smaller in amount, but that’s roughly what we’re talking about. Also in the cash, I should note that that is exclusive of the cash related to the reinsurance brokerage business, which of course is — it relates to client activity.

Mark Marcon - Robert W. Baird - Analyst

Sure, sure. Great. Thank you very much.

John Haley - Towers Watson & Co. - CEO

One update. Bob, could you just follow up on the size of the healthcare business?

Bob Hogan - Towers Watson & Co. - Former CFO, Towers Perrin and Co-leader, Integration Activites

Yes, that’s what I was just going to do, John. We jumped too quickly there. It’s more — going to be about 8%, Mark, of the revenues of the firm. It’s in that zone.

Mark Marcon - Robert W. Baird - Analyst

Super, thank you very much.

Operator

(Operator Instructions) Andrew Fones, UBS.

Meg O’Connor - UBS - Analyst

Hi, this is Meg O’Connor in for Andrew Fones. I wanted to ask what the guidance implies for standalone Watson Wyatt for the second half.

Unidentified Company Representative

Boy, we really didn’t do it that way.

John Haley - Towers Watson & Co. - CEO

We really don’t have that and I don’t think we are going to get that either. From our point of view, as of January 1, we are operating as one company and we really can’t go back and segment those out.

Roger Millay - Towers Watson & Co. - CFO

With all the changes in shares, we’re just going to focus on Towers Watson.

Meg O’Connor - UBS - Analyst

Okay, thank you. And then could you talk about the client overlap between the two businesses?

John Haley - Towers Watson & Co. - CEO

Mark, do you want to handle that?

Mark Mactas - Towers Watson & Co. - President & COO

Yes, both legacy organizations, Meg, serve the majority of, say, the Fortune 1000 or the Global 500. I don’t have the specific statistics in front of me, but each organization probably served two-thirds to three-quarters of those groups and when you combine the firms, obviously those percentages probably go up a little bit.

The nature of the services that we each provided to those companies would vary. So in one sense, there’s a lot of client overlap. On the other hand, the service overlap is not as great as that would imply. And we see a lot of opportunity both in terms — kind of channel opportunities to sell other services through existing relationships and that sort of thing.

Meg O’Connor - UBS - Analyst

Okay, Thank you.

Operator

(Operator Instructions). It appears we have no more questions in queue at this time. I would like to turn the call over to John Haley for closing remarks.

John Haley - Towers Watson & Co. - CEO

Okay, thanks very much, everyone. We appreciated having you with us here at the first Towers Watson call and we hope to see you at our Analyst Day on February 25.

Operator

Thank you for your participation in today’s conference. This concludes our presentation. You may now disconnect. Have a good day.

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